UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

PLAINS EXPLORATION & PRODUCTION COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

March 29, 2005

Dear Plains Stockholder:

You are cordially invited to our Annual Stockholders’ Meeting on Thursday, May 5, 2005, at 8:00 a.m., Central Standard Time. The meeting will be held in the Whitney Room of the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, 77002.

At the Annual Meeting you will be asked to elect seven directors to our Board of Directors and to ratify the appointment of PricewaterhouseCoopers LLP as Plains’ independent auditors for the 2005 fiscal year.

We have enclosed a copy of our Annual Report for the fiscal year ended December 31, 2004 with this Notice of Annual Meeting of Stockholders and Proxy Statement. Please read the enclosed information carefully before completing and returning the enclosed proxy card.

Please join us on May 5. Whether or not you plan to attend, it is important that you vote your proxy promptly in accordance with the instructions on the enclosed proxy card. If you do attend the Annual Meeting, you may, of course, withdraw your proxy should you wish to vote in person.

Sincerely,

James C. Flores Chairman of the Board, President and Chief Executive Officer

PXP

700 Milam, Suite 3100

Houston, Texas 77002

(713) 579-6000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 5, 2005

To the Stockholders of Plains Exploration & Production Company:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Plains Exploration & Production Company will be held at the Four Seasons Hotel, on May 5, 2005 at 8:00 a.m., Central Standard Time, for the following purposes:

1.	to elect seven nominees to the board of directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal;

2.	to ratify the selection of PricewaterhouseCoopers LLP as Plains’ independent auditors for the fiscal year ending December 31, 2005; and

3.	to transact such other business incident to the conduct of the meeting as may properly come before the meeting or any adjournments or postponements thereof.

Plains knows of no other matters to come before the annual meeting. Only stockholders of record at the close of business on March 21, 2005 are entitled to notice of and to vote at the annual meeting or at any adjournments or postponements thereof. Each share of Plains common stock is entitled to one vote per share. The election of directors requires the affirmative vote of a plurality of shares of Plains common stock present and voting. The ratification of PricewaterhouseCoopers LLP as Plains’ independent auditors for 2005 require the affirmative vote of a majority of the shares of Plains common stock present and voting. A complete list of stockholders entitled to vote at the annual meeting will be available for examination at Plains’ offices in Houston, Texas during normal business hours by any holder of Plains common stock for any purpose relevant to the annual meeting for a period of ten days prior to the annual meeting. Such list will also be available at the annual meeting and any Plains stockholder may inspect it for any purpose relevant to the annual meeting.

By Order of the Board of Directors,

John F. Wombwell Executive Vice President, General Counsel and Secretary

Houston, Texas

March 29, 2005

Your vote is important. Even if you plan to attend the annual meeting in person, we request that you sign and return the enclosed proxy or voting instruction card and thus ensure that your shares will be represented at the annual meeting if you are unable to attend. If you do attend the annual meeting and wish to vote in person, you may withdraw your proxy and vote in person.

PXP

700 Milam, Suite 3100

Houston, Texas 77002

Telephone: (713) 579-6000

PROXY STATEMENT

This proxy statement and accompanying proxy card are being mailed beginning March 29, 2005 in connection with the solicitation of proxies by the Board of Directors of Plains Exploration & Production Company for the Annual Meeting of Stockholders to be held on May 5, 2005.

The enclosed proxy is solicited by the Board of Directors of Plains. The proxy may be revoked at any time before it is voted by submitting written notice of revocation to the Secretary of the Company or by submitting another timely proxy by telephone, internet or mail. Unless revoked, shares represented by proxies will be voted at the meeting. The proposals listed in this proxy statement constitute the only business that the Board of Directors intends to present or is informed that others will present at the meeting. The proxy does, however, confer discretionary authority upon the persons named therein, or their substitutes, to vote on any other business that may properly come before the meeting.

Each share of common stock is entitled to one vote. No other securities are entitled to be voted at the annual meeting. Only stockholders of record at the close of business on March 21, 2005 are entitled to notice of, and to vote at, the meeting. As of the close of business on March 21, 2005, Plains had 77,368,217 shares of common stock outstanding. A majority of outstanding shares entitled to vote, represented in person or by proxy at the meeting, constitutes a quorum. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining whether a quorum exists. Abstentions and broker non-votes will not affect the election of directors or the vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director named in this proxy statement, and FOR the ratification of PricewaterhouseCoopers LLP as Plains’ independent auditors. The expenses incurred in connection with the solicitation of proxies will be borne by Plains.

ELECTION OF DIRECTORS

At the annual meeting, Plains stockholders will elect seven individuals to serve as directors. The bylaws of Plains authorize a board of directors consisting of at least three members, with the exact number of directors being a number (not less than three) that may be determined from time to time by Plains’ board of directors. Plains’ current board of directors consists of Messrs. Flores, Arnold, Buckwalter, Dees, Delimitros, Gerry and Lollar. Each of the nominees is currently a member of Plains’ board of directors. The directors are elected to hold office until the next annual stockholder meeting in 2006 and until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

The nominees have consented to be nominated and have expressed their intent to serve if elected. The Plains board has no reason to believe that any of the nominees will be unable to serve if elected to office and, to the knowledge of the Plains board, the nominees intend to serve the entire term for which election is sought. Only the nominees or substitute nominees designated by the board of directors will be eligible to stand for election as directors at the annual meeting. See “Stockholder Proposals” on page 22.

The individuals named as proxies will vote the enclosed proxy for the election of all nominees, unless you direct them to withhold your votes. Although Plains knows of no reason for this, if any nominee becomes unable to serve as a director before the annual meeting, the persons named as proxies have the discretionary authority to vote for substitute nominees proposed by the Plains board. The Plains board of directors recommends you vote to approve all nominees.

The following table sets forth certain information as of the date of this proxy statement regarding Plains’ present directors and executive officers. They hold office until their successors are duly elected and qualified, or until their earlier death, removal or resignation from office.

Name	Age	Title
James C. Flores	45	Chairman of the Board, President and Chief Executive Officer
Isaac Arnold, Jr.	69	Director
Alan R. Buckwalter, III	58	Director
Jerry L. Dees	65	Director
Tom H. Delimitros	64	Director
Robert L. Gerry III	67	Director
John H. Lollar	66	Director
Thomas M. Gladney	52	Executive Vice President—Exploration & Production
Stephen A. Thorington	49	Executive Vice President and Chief Financial Officer
John F. Wombwell	43	Executive Vice President, General Counsel and Secretary

The following biographies describe the business experience of Plains’ directors and executive officers:

James C. Flores, Chairman of the Board, President and Chief Executive Officer and a Director since September 2002. He has also been a director of Nabors Industries Ltd. since January 2005. He has been Chairman of the Board and Chief Executive Officer of Plains since December 2002, and President since March 2004. He was also Chairman of the Board of Plains Resources, Inc. (“Plains Resources,” now known as Vulcan Energy Corporation) from December 2002 to June 2004 and is currently a director of Vulcan Energy. He was Chairman of the Board and Chief Executive Officer of Plains Resources from May 2001 to December 2002. He was Co-founder as well as Chairman, Vice Chairman and Chief Executive Officer at various times from 1992 until January 2001 of Ocean Energy, Inc., an oil and gas company. From January 2001 to May 2001 Mr. Flores managed various private investments.

Isaac Arnold, Jr., Director since May 2004. He also was a director of Nuevo Energy Company from 1990 to May 2004. He has been a director of Legacy Holding Company since 1989 and Legacy Trust Company since 1997. He has been a director of Cullen Center Bank & Trust since its inception in 1969 and is a director of Cullen/Frost Bankers, Inc. Mr. Arnold is a trustee of the Museum of Fine Arts and The Texas Heart Institute. Mr. Arnold received his B.B.A. from the University of Houston in 1959.

Alan R. Buckwalter, III, Director since March 2003. He retired in January 2003 as Chairman of JPMorgan Chase Bank, South Region, a position he had held since 1998. From 1990 to 1998 he was President of Texas Commerce Bank—Houston, the predecessor entity of JPMorgan Chase Bank. Prior to 1990 Mr. Buckwalter held various executive management positions within the organization. Mr. Buckwalter currently serves on the boards of Service Corporation International, the Texas Medical Center, Greater Houston Area Red Cross, University of St. Thomas and St. Luke’s Hospital System. He sits on the Audit Committee and is Chairman of the Compensation Committee for Service Corporation International.

Jerry L. Dees, Director since September 2002. He also was a director of Plains Resources from 1997 to December 2002. He retired in 1996 as Senior Vice President, Exploration and Land, for Vastar Resources, Inc. (previously ARCO Oil and Gas Company), a position he had held since 1991. From 1987 to 1991 he was Vice President of Exploration and Land for ARCO Alaska, Inc., and from 1985 to 1987 he held various positions as Exploration Manager of ARCO. From 1980 to 1985 Mr. Dees was Manager of Exploration Geophysics for Cox Oil and Gas Producers.

Tom H. Delimitros, Director since September 2002. He also was a director of Plains Resources from 1988 to December 2002. He has been a General Partner of AMT Venture Funds, a venture capital firm, since 1989. He is also a director of Tetra Technologies, Inc., a publicly-traded energy services company. He currently serves as Chairman for three privately-owned companies. Previously, he has served as President and CEO for Magna Corporation, (now Baker Petrolite, a unit of Baker Hughes). From 1983 to 1988, Mr. Delimitros was a General Partner of Sunwestern Investment Funds and Senior Vice President of Sunwestern Management, Inc.

Robert L. Gerry III, Director since May 2004. He was also a director of Nuevo from 1990 to May 2004. He has been chairman and chief executive officer of Vaalco Energy, Inc., a publicly traded independent oil and gas company which does not compete with Plains, since 1997. From 1994 to 1997, Mr. Gerry was vice chairman of Nuevo. Prior to that, he was president and chief operating officer of Nuevo since its formation in 1990. Mr. Gerry also currently serves as a trustee of Texas Children’s Hospital.

John H. Lollar, Director since September 2002. He also was a director of Plains Resources from 1995 to December 2002. He has been the Managing Partner of Newgulf Exploration L.P. since December 1996. He is also a director of Lufkin Industries, Inc., a manufacturing firm, where he is a member of the Compensation Committee and Chairman of the Audit Committee. Mr. Lollar was Chairman of the Board, President and Chief Executive Officer of Cabot Oil & Gas Corporation from 1992 to 1995, and President and Chief Operating Officer of Transco Exploration Company from 1982 to 1992.

Thomas M. Gladney, Executive Vice President—Exploration and Production since June 2003. He was Plains’ Senior Vice President of Operations from September 2002 to June 2003. He also was Plains Resources’ Senior Vice President of Operations from November 2001 to December 2002. He was President of Arguello, Inc., a subsidiary of Plains, from December 1999 to November 2001.

Stephen A. Thorington, Executive Vice President and Chief Financial Officer since September 2002. He was Plains Resources’ Executive Vice President and Chief Financial Officer from February 2003 to June 2004. He was Plains Resources’ Acting Executive Vice President and Chief Financial Officer from December 2002 to February 2003. Previously, he was Senior Vice President—Finance and Corporate Development of Ocean Energy, Inc. from July 2001 to September 2002 and Senior Vice President—Finance, Treasury and Corporate Development of Ocean Energy, Inc. from March 1999 to July 2001.

John F. Wombwell, Executive Vice President, General Counsel and Secretary since September 2003. He was also Plains Resources’ Executive Vice President, General Counsel, and Secretary from September 2003 to June 2004. He was previously a Senior Executive Officer with two New York Stock Exchange traded companies, serving as General Counsel of ExpressJet Holdings, Inc. from April 2002 until September 2003 and prior to joining ExpressJet, Mr. Wombwell was General Counsel of Integrated Electrical Services, Inc. from January 1998 to April 2002. Prior to that time, Mr. Wombwell was a partner at the national law firm of Andrews Kurth LLP with a practice focused on representing public companies with respect to corporate and securities matters.

Committees of the Board of Directors

Plains’ board has established an audit committee, an organization and compensation committee and a nominating and corporate governance committee. The full text of each committee’s charter is available on Plains’ website at www.plainsxp.com. Plains’ board may establish other committees from time to time to facilitate Plains’ management. The composition of the committees is determined by the board of directors in its sole discretion. During 2004 Plains’ board held 15 meetings. No director attended fewer than 75% of the total number of meetings of the meetings of Plains’ board and committees on which he served.

Plains’ audit committee currently consists of Messrs. Buckwalter, Dees, Delimitros and Lollar, with Mr. Delimitros acting as chairman. Plains’ audit committee selects Plains’ independent auditors to be engaged by Plains, reviews the plan, scope and results of Plains’ annual audit, and reviews Plains’ internal controls and financial management policies with Plains’ independent auditors. Plains’ audit committee has adopted a written audit committee charter. During 2004, Plains’ audit committee held six meetings. All of the members of Plains’ audit committee are non-employee directors. Plains’ board of directors, in its business judgment, has determined that all current members of Plains’ audit committee are “independent” as defined in the NYSE governance rules and the applicable rules of the Securities and Exchange Commission.

Plains’ organization and compensation committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Lollar acting as chairman. Plains’ organization and compensation committee reviews and sets the chief executive officer’s compensation, establishes guidelines and standards relating to the determination of executive compensation, reviews executive compensation policies and recommends to Plains’ entire board compensation for Plains’ executive officers other than the chief executive officer and key employees. Plains’ organization and compensation committee also administers Plains’ equity compensation plan and determines the number of shares covered by, and terms of, grants to executive officers and key employees. All of the members of Plains’ compensation committee are non-employee directors. During 2004, Plains’ organization and compensation committee held six meetings.

Plains’ nominating and corporate governance committee currently consists of Messrs. Dees, Delimitros and Lollar, with Mr. Dees acting as chairman. Plains’ nominating and corporate governance committee identifies and evaluates candidates for election as directors, nominates the slate of directors for election by Plains’ stockholders, and develops and recommends to Plains’ board Plains’ corporate governance principles. During 2004, Plains’ nominating and corporate governance committee held one meeting.

Plains encourages all board members to attend the annual meeting. The directors of Plains may be introduced and acknowledged at the annual meeting. All of the directors attended Plains’ 2004 annual meeting.

Plains’ non-management directors meet regularly in executive session. There is not one single non-management director who has been chosen to preside over executive sessions of Plains’ board of directors. The presiding director at each such session rotates among non-management members, in order of seniority of Board service, such that the most senior non-management board member shall serve as presiding director at a session, the second most senior non-management member shall serve as presiding director at the next session, and so forth, with members of equal seniority serving in order of age, with the oldest serving first.

Director Nomination Process and Nominee Independence

Director Nomination Process. The Plains board of directors approves Plains’ director nominees based on the recommendation of the nominating and corporate governance committee. Each member of the nominating and corporate governance committee is a member of the Plains board of directors who satisfies the NYSE’s “independence” standards.

As provided in the Plains bylaws, the number of directors on the Plains board of directors may from time to time be fixed by resolution of the board of directors; however, the board of directors may not be comprised of not less than three directors. The nominating and corporate governance committee of Plains identifies nominees in various ways. The committee considers current directors that have expressed interest in and that continue to satisfy the criteria for serving on the Plains board of directors. The results of the Plains board of directors’ annual self-evaluation process is also an important consideration for board tenure. Current directors and members of Plains’ management may propose other nominees for the Plains board of directors, and the nominating and corporate governance committee may consider these individuals. From time to time, the committee may engage a third party search firm to assist in identifying potential director nominees as well.

The Plains nominating and corporate governance committee also will consider any nominations received by the Secretary of Plains from a stockholder of record on or before the 120th calendar day before the one-year anniversary date of the release of these proxy materials to stockholders. Any such stockholder nominations must accompanied by all information relating to such person that is required under the federal securities laws, including such person’s written consent to be named in the proxy statement as a nominee and to serving as a director on the Plains board of directors if elected. The nominating stockholder must also submit the name, age, business address and residence of the person the stockholder wishes to nominate; the principal occupation or employment of the person; the relevant biographical information of the person; and the number of shares of Plains common stock beneficially owned by the person. The nominating stockholder must also submit its name and address, as well as that of the beneficial owner if applicable, and the class and number of shares of Plains common stock that are owned beneficially and of record by such stockholder and such beneficial owner.

All Plains director nominees are evaluated according the Plains nominating and corporate governance committee director qualification guidelines. These guidelines provide that qualifications for consideration as a director include a high level of leadership experience in business activities and a personal and professional reputation consistent with the image and reputation of Plains. Further, the guidelines provide that all Plains directors should have a breadth of knowledge about the issues affecting Plains and experience on boards of directors of other, preferably public, companies. Under the guidelines, Plains directors should have the ability to devote sufficient time to carrying out the duties as member of the Plains board of directors. Additionally, the independence of a potential board nominee is considered. Finally, each director must have the appropriate knowledge and experience so that each director is able to be a productive member of the Plains board of directors. Plains encourages and supports director education programs for its directors.

Each of the seven director nominees set forth in this proxy statement and the accompanying proxy card are current directors standing for re-election.

Nominee Independence. The Plains board of directors has determined that all of the nominees standing for election at the Plains annual meeting, other than Mr. Flores, are independent of Plains because such nominees have no material relationship with Plains, either directly or as a partner, stockholder or affiliate of an organization that has a relationship with Plains. The board has made this determination based on the following:

Other than Mr. Flores, no nominee for director is or has been within the last three years an officer or employee of Plains or its subsidiaries or affiliates;

No nominee for director has an immediate family member who is or has been within the last three years an officer of Plains or its subsidiaries or has any current or past material relationship with Plains;

No nominee for director, other than Mr. Flores, has worked for, consulted with, been retained by, or received anything of substantial value from Plains aside from his or her compensation as a director;

No nominee for director is, or was within the past five years, a partner of or employed by the independent auditors for Plains;

No executive officer of Plains has served on the compensation committee or the board of directors of any corporation that employs a nominee for director or a member of the immediate family of any nominee for director in the last three years;

No nominee for director is an executive officer or employee, or an immediate family member of an executive officer, of any entity which Plains’ annual sales to or purchases from exceeded the greater of $1 million or 2% of either entity’s annual revenues for the last three years; and

No nominee for director serves as a director, trustee, executive officer or similar position of a charitable or non-profit organization to which Plains or its subsidiaries made charitable contributions or payments in fiscal year 2004 in excess of one percent of the organization’s charitable receipts or Plains’ charitable donations.

Board and Committee Governing Documents

Plains’ board has established Corporate Governance Guidelines and the audit committee, nominating and corporate governance committee and the organization and compensation committee have adopted charters, copies of which are available at Plains’ website at www.plainsxp.com. Plains’ board has also established a Policy Concerning Corporate Ethics and Conflicts of Interest, a copy of which is also available at Plains’ website at www.plainsxp.com. These documents are also available in print to any stockholder upon request by writing to the Corporate Secretary, PXP, 700 Milam, Suite 3100, Houston, Texas 77002.

Stockholder Communications with Directors

Plains recognizes the importance of providing its stockholders with the ability to communicate with members of the Plains board of directors. Stockholders may send correspondence to Plains’ board of directors or to any individual director at the following address: Plains Exploration & Production Company, Attn: General Counsel, 700 Milam, Suite 3100, Houston, Texas 77002. Correspondence may be sent by e-mail to hotline@plainsxp.com.

Your communications should indicate that you are a Plains stockholder. All communications will be received by the General Counsel. Depending on the subject matter, the General Counsel will either forward the communication to the director or directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. The General Counsel will maintain copies of each communication received not marked confidential, in which case the communication will not be opened prior to forwarding to the board or any individual director. The General Counsel also will coordinate with the board or individual director, as applicable, to facilitate an appropriate response to each communication received.

This policy may be amended from time to time with the consent of Plains’ nominating and corporate governance committee, consistent with requirements of applicable laws, rules and regulations.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following tables sets forth information regarding the beneficial ownership of Plains common stock as of March 21, 2005 by each current director and executive officer of Plains, all executive officers and directors as a group, and each person known by Plains to own beneficially more than 5% of the outstanding shares of Plains common stock.

Beneficial ownership has been determined in accordance with applicable SEC rules, under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power with respect to such securities or has the right to acquire beneficial ownership within 60 days.

Unless otherwise indicated, to the knowledge of Plains, the persons listed in the table below have sole voting and investment powers with respect to the shares indicated. The address of the Plains directors and officers is 700 Milam Street, Suite 3100, Houston, Texas 77002.

The percentages are based on 77,368,217 shares of Plains common stock issued and outstanding as of March 21, 2005.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Isaac Arnold, Jr.	179,253	(1)	*
Alan R. Buckwalter, III	13,584	(2)	*
Jerry L. Dees	17,571	(2)	*
Tom H. Delimitros	21,210	(2)	*
James C. Flores	1,416,503	(3)	1.8%
Robert L. Gerry III	123,921	(4)	*
Thomas M. Gladney	26,538		*
John H. Lollar	26,852	(2)	*
Stephen A. Thorington	62,484		*
John F. Wombwell	17,164		*
Directors and Executive Officers as a group (10 persons)	3,246,188		4.2%
Wellington Management Company, LLP	6,646,463	(5)	8.621%

*	Represents less than 1%.
(1)	Includes 7,000 shares held by the Arnold Corporation. Also includes vested options to acquire 26,474 shares of Plains common stock and 3,333 shares of restricted common stock that will vest within 60 days.
(2)	Includes 3,333 shares of restricted common stock that will vest within 60 days.
(3)	1,000,000 of these shares are held directly by Sable Management, L.P., the general partner of which is Sable Management, LLC, of which Mr. Flores is the sole member.
(4)	These shares include vested options to acquire 99,716 shares of Plains common stock and 3,333 shares of restricted common stock that will vest within 60 days.
(5)	Based on the Schedule 13G filed by Wellington Management Company, LLP with the SEC on February 14, 2005, Wellington Management Company, LLP reported beneficial ownership of a total of 6,646,463 shares, with shared voting power over 5,310,223 shares and shared dispositive power over 6,616,063 shares. The shares reported are held of record by clients of Wellington Management Company, LLP, an investment adviser. The address of Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts, 02109.

EQUITY COMPENSATION PLAN INFORMATION

Stock Plan Benefits Table

The following table presents information about the options, warrants and rights and other equity compensation under Plains’ equity plans as of December 31, 2004. The table does not include information about tax qualified plans such as Plains’ 401(k) plan:

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Plans approved by stockholders(1)	2,162,492	(3)	16.1252	(4)	3,835,714	(5)
Plans not approved by stockholders(2)	40,000		n/a		0
Total	2,202,492		16.1252		3,835,714

(1)	Consists of Plains’ 2002 Stock Incentive Plan and 2004 Stock Incentive Plan. Also consists of the Nuevo Energy Company 1990 Stock Option Plan, Nuevo Energy Company 1993 Stock Incentive Plan, Nuevo Energy Company 1999 Stock Incentive Plan and the Nuevo Energy Company 2001 Stock Incentive Plan (the “Nuevo Plans”), each of which Plains assumed the obligations under in connection with the Nuevo merger in May 2004 which was approved by Plains’ stockholders.
(2)	Consists of Plains’ Rollover Stock Incentive Plan and Transition Stock Incentive Plan that were adopted when Plains was a wholly owned subsidiary of a publicly owned company. All shares subject to issuance under such plans are restricted stock units.
(3)	Includes 420,233 shares which may be issued upon exercise of options outstanding under the Nuevo Plans. The remaining balance of such shares are restricted stock units.
(4)	Consists solely of options outstanding under the Nuevo Plans.
(5)	Consists solely of shares available for issuance under Plains’ 2002 Stock Incentive Plan and 2004 Stock Incentive Plan.

COMPARISON OF STOCKHOLDER RETURN

The following graph compares the cumulative total stockholder return on our common stock with the cumulative total return of (i) a peer group consisting of Cabot Oil & Gas Corp., Chesapeake Energy Corp., Denbury Resources Inc., EOG Resources, Inc., Forest Oil Corporation, The Houston Exploration Company, Newfield Exploration Company, Noble Energy, Inc., Pioneer Natural Resources Company, Pogo Producing Company, Stone Energy Corporation, Vintage Petroleum, Inc., and XTO Energy Inc. (the “new peer group”); (ii) a peer group consisting of Noble Energy, Inc., Pioneer Natural Resources Company, Stone Energy Corporation, The Houston Exploration Company, Nuevo Energy Company, Westport Resources Corporation and XTO Energy Inc. (the “old peer group”); (iii) the NYSE Market Index; and (iv) the S&P Midcap 400.

The graph covers the period from December 18, 2002, the date Plains’ common stock started trading, through December 31, 2004, and assumes that $100 was invested on December 18, 2002, and any dividends were reinvested. No dividends have been declared or paid on Plains’ common stock. Stockholder returns over the period indicated should not be considered indicative of future stockholder returns. Data with respect to Nuevo Energy Company and Westport Resources Corporation is included only through the period ended December 31, 2003, as each of these companies ceased to be publicly traded in May 2004 and June 2004, respectively.

The information contained in the Performance Graph shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of the Exchange Act, except to the extent that Plains specifically incorporates it by reference into such filing.

Comparison of Cumulative Return among

Plains Exploration & Production Company,

Two Peer Groups, NYSE Market Index

and S&P Midcap 400

	Dollar Value of Investment
	(Includes reinvestment of dividends)
	Base Period 12/18/2002	Years Ending
Company Name / Index		12/31/2002	12/31/2003	12/31/2004
PLAINS EXPLORATION & PRODUCTION CO	100	107.14	169.12	285.71
S&P MIDCAP 400 INDEX	100	99.95	135.55	157.89
NYSE COMPOSITE INDEX	100	99.25	128.31	143.91
NEW PEER GROUP	100	98.53	126.35	172.66
OLD PEER GROUP	100	98.24	133.30	182.14

COMPENSATION

Compensation of Directors

Plains believes that its directors’ compensation should be weighted towards equity in order to directly align the directors’ interests with those of its stockholders. Accordingly, each year on the day after the date of Plains’ annual stockholders’ meeting, Plains will grant each non-employee director 10,000 shares of restricted stock that vest on the earlier of one year from the grant date or the next annual meeting of Plains stockholders. A director may elect to defer the receipt of all or a portion of these restricted shares. In lieu of the restricted stock, they will receive restricted stock units that are subject to vesting and forfeiture provisions and that are payable in common stock upon complete separation from the Plains board of directors.

Plains also pays each non-employee director an annual retainer of $35,000. A director that serves as chairman of the audit committee receives an additional annual retainer of $10,000, and each other non-employee committee chairman receives an additional annual retainer of $5,000. Non-employee directors also receive an attendance fee of $3,000 for each board meeting attended in person, an attendance fee of $1,000 for each committee meeting attended in person and an attendance fee of $500 for each board or committee meeting attended telephonically. Plains also reimburses all directors for reasonable expenses they incur while attending board and committee meetings.

Each non-employee director is allowed to make personal use of Plains’ aircraft for a maximum of 30 flight hours per year. Plains values such usage on the basis of IRS guidelines. The amount of the IRS valuation is treated as income imputed to the director, which for 2004 amounted to: $20,894 for Mr. Arnold, $4,543 for Mr. Buckwalter, $15,297 for Mr. Dees, $5,798 for Mr. Delimitros, $35,827 for Mr. Gerry, and $0 for Mr. Lollar. For 2004 Plains reimbursed the non-employee directors for taxes paid on these amounts, totaling $11,984 for Mr. Arnold, $2,605 for Mr. Buckwalter, $8,773 for Mr. Dees, $3,325 for Mr. Delimitros, $20,549 for Mr. Gerry, and $0 for Mr. Lollar. Plains will not reimburse such amounts in 2005.

Any non-employee director may elect to receive shares of Plains common stock in lieu of the annual retainer fees as a board member and chairperson and attendance fees for board meetings (except telephonic meetings or other meetings attended by the director telephonically). The number of shares is determined by dividing the fee amount by the closing price per share of Plains common stock on the last trading day before it becomes obligated to pay the fee.

None of Plains’ officers who serve as directors receive separate compensation for service on Plains’ board of directors.

Executive Compensation

Under a transition services agreement between Plains’ former parent, Plains Resources Inc., and Plains that was entered into in 2002, Plains reimbursed Plains Resources for costs incurred to provide Plains with management services, including general and administrative expenses and other employee costs. In 2003 and 2004, Plains paid all compensation for its officers for services provided to Plains.

Summary Compensation Table

The following table shows compensation information for Plains’ current chief executive officer and three other executive officers, as well as an additional executive that served until March 2004, for services rendered in all capacities during the fiscal years ended December 31, 2002, 2003 and 2004.

Name and Principal Positions	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)(2)	Restricted Stock Award(s) ($)(3)		Securities Underlying Options/ SARs (#)	All Other Compensation ($)(4)
James C. Flores Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	650,000 401,185 16,668	800,000 400,000 400,000	163,774 — —	10,863,100 786,250 682,500	(6) (7) (8)	— — 1,125,000	14,085 13,142 11,000

Stephen A. Thorington Executive Vice President and Chief Financial Officer	2004 2003 2002	362,500 300,000 12,500	400,000 300,000 100,000	2,739 — —	5,431,550 416,250 409,500	(9) (10) (11)	— — 300,000	14,085 13,142 350,000	(14)

John F. Wombwell Executive Vice President, General Counsel and Secretary	2004 2003	353,125 88,669	400,000 91,668	7,974 8,990	5,431,550 434,000	(9) (12)	— 100,000	14,085 130,382	(15)

Thomas M. Gladney Executive Vice President—Exploration & Production	2004 2003 2002	343,750 229,166 7,291	400,000 250,000 175,000	2,171 — —	5,431,550 277,500 —	(9) (10)	100,000 — 25,000	17,085 14,994 —

John T. Raymond(5) Former President and Chief Operating Officer	2004 2003 2002	72,917 351,184 14,583	— 350,000 350,000	408 — —	766,500 647,500 546,000	(13) (10) (8)	— — 475,000	1,413,285 13,140 —

(1)	The 2002 amounts constitute the individuals’ salary from the date of Plains’ spin-off from Plains Resources, December 18, 2002 through December 31, 2002.
(2)	Includes tax gross-up amounts, and for Mr. Flores in 2004, $117,598 for the incremental cost to Plains for Mr. Flores’ use of Plains’ aircraft. For the other executive officers, the amounts do not include the value of perquisites and other personal benefits because they do not exceed the lesser of $50,000 or ten percent of any such officer’s total annual salary and bonus.
(3)	Unless otherwise indicated, all shares of restricted stock vest over three equal annual installments beginning the first anniversary of the grant date. No dividends are payable on restricted stock until vesting.
(4)	Unless otherwise indicated, consists of Plains’ matching contribution to 401(k) plan and group term life insurance premiums.
(5)	Mr. Raymond served as Plains’ President and Chief Operating Officer until March 3, 2004. The amount under “All Other Compensation” for 2004 includes a severance payment of $1,400,000 pursuant to the terms of his employment agreement.
(6)	This amount represents (i) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 18, 2004), or $15.33, multiplied by 70,000 restricted stock units, and (ii) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (May 17, 2004), or $19.58, multiplied by 500,000 restricted stock units. The restricted stock units described in clause (ii) vest the earlier of (i) five years from the date of grant, or (ii) the date the closing price per share of the Common Stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the NYSE (or such exchange or market on which the Common Stock primarily trades), provided that Mr. Flores is still employed by the Company on the vesting date.
(7)	This amount represents the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 12, 2003), or $9.25, multiplied by 85,000 restricted stock units.
(8)	These amounts represent the closing price of a share of Plains common stock on December 18, 2002 (the date of the spin off and the restricted stock grant), or $9.10, multiplied by the number of restricted shares granted to Mr. Flores (75,000) and Mr. Raymond (60,000).
(9)

These amounts represent (i) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 18, 2004), or $15.33, multiplied by 35,000 restricted stock units, and (ii) the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (May 17, 2004), or $19.58, multiplied by 250,000 restricted stock units. The restricted stock units described in clause (ii) vest the earlier of (i) five years from the date of grant, or (ii) the date the closing price per share of the Common Stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the NYSE (or such exchange or market on which the Common Stock primarily trades), provided that the executive is still employed by the Company on the vesting date.

(10)	These amounts represent the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 12, 2003), or $9.25, multiplied by the number of restricted stock units granted to Mr. Thorington (45,000), Mr. Gladney (30,000) and Mr. Raymond (70,000).
(11)	This amount represents the closing price of a share of Plains common stock on December 18, 2002 (the date of the spin off and the effective date of the restricted stock grant), or $9.10, multiplied by 45,000 restricted shares.
(12)	This amount represents the closing price of a share of Plains common stock on the effective date of the restricted stock grant (September 4, 2003), or $12.40, multiplied by 35,000 restricted stock units.
(13)	This amount represents the closing price of a share of Plains common stock on the date the Plains organization and compensation committee approved the grant (February 18, 2004), or $15.33, multiplied by 50,000 restricted stock units. These restricted stock units vested upon Mr. Raymond’s termination in March 2004.
(14)	Represents a $350,000 signing bonus.
(15)	Mr. Wombwell became an executive officer of Plains in September 2003. The amount under “All Other Compensation” for 2003 includes a signing bonus of $105,000 and a lump sum payment of $25,000 in connection with Mr. Wombwell’s initial employment with Plains.

Option/SAR Grants in 2004

The following table provides information regarding stock appreciation rights, or SARs, that were granted to the named executive officers during 2004. No stock options were granted to any named executive officer during 2004. The amounts shown as potential realizable values are based on assumed annualized rates of stock price appreciation of 5% and 10% over the term of the SARs as required by SEC rules. No gain to the executive is possible without an increase in stock price that will benefit all stockholders proportionately. There can be no assurance that the potential realizable values shown in this table will be achieved.

	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Term($)
Name	Number of Securities Underlying Options/SARs Granted (#)	Percent of Total Options/SARs Granted to Employees in 2004	Exercise or Base Price ($/Sh)	Expiration Date	5%	10%
James C. Flores	—	—	—	—	—	—
Stephen A. Thorington	—	—	—	—	—	—
John F. Wombwell	—	—	—	—		—
Thomas M. Gladney	100,000	28.4%	15.63	2/18/09	431,828	954,227
John T. Raymond	—	—	—	—	—	—

Aggregated SAR Exercises in 2004 and Year-End SAR Values

The following table sets forth certain information for each of the named executive officers concerning the exercise of SARs during 2004 and all unexercised SARs held at December 31, 2004.

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End (#)		Value of Unexercised In-the-Money SARs At Year End ($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
James C. Flores	—	—	1,062,500	62,500	17,960,000	1,040,000
Stephen A. Thorington	—	1,830,000	100,000	100,000	1,690,000	1,690,000
John F. Wombwell	—	470,010	—	66,666	—	906,658
Thomas M. Gladney	—	210,300	20,000	100,000	332,725	1,037,000
John T. Raymond	—	4,834,500	—	—	—	—

(1)	Year-end values are determined by aggregating for each SAR outstanding as of December 31, 2004 the amount calculated by multiplying the number of shares underlying such SAR by the closing price of Plains common stock on December 31, 2004, which was $26.00, less the exercise price of such SAR.

Employment Agreements and Change-in-Control Arrangements

James C. Flores. On September 19, 2002 Plains entered into an employment agreement with Mr. Flores as its Chairman of the Board and Chief Executive Officer, which became effective on December 18, 2002. The agreement had an initial term of five years that began on its effective date. Effective as of June 9, 2004 Plains entered into a new employment agreement with Mr. Flores. The agreement has an initial term of five years, although it may be terminated earlier under certain circumstances. The term of the agreement will be automatically renewed and extended for a period of 24 months commencing on the third anniversary of the effective date and on each successive day thereafter.

Pursuant to his employment agreement, Mr. Flores is entitled to a base salary of $800,000 and will be eligible for a target bonus of $800,000, subject to the attainment of individual and company performance goals. Also, pursuant to his agreement Mr. Flores was granted a one-time retention award of 500,000 restricted stock units which vest the earlier of (i) five years from the date of grant, or (ii) the date the closing price per share of the Common Stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the NYSE (or such exchange or market on which the Common Stock primarily trades), provided that Mr. Flores is still employed by Plains on the vesting date.

Under his employment agreement, Mr. Flores is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites Plains provides to other senior executives, and Plains reimburses him for monthly club fees and one club initiation fee. Mr. Flores is also entitled to personal use of Plains’ aircraft in accordance with Plains’ policy for such use by senior executives.

Mr. Flores’ employment agreement provides that if his employment is terminated by Plains without cause, by Mr. Flores’ death or disability, or by Mr. Flores for good reason, Plains will pay him a lump sum amount equal to one times the sum of his base salary and target annual bonus. Also, Mr. Flores and his dependents will be entitled to continued health insurance benefits for a period of three years after the date of termination, subject to mitigation if he becomes entitled to health benefits under another plan, and Mr. Flores will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of Mr. Flores’ equity-based awards will become immediately exercisable and payable in full. In connection with a Change of Control (as defined below), if Plains fails to obtain from the successor company a satisfactory agreement to assume and perform Mr. Flores’ employment agreement, Mr. Flores’ resignation within a one-year period immediately following the Change of Control will be deemed to be a termination without cause.

Under his employment agreement, if benefits to which Mr. Flores becomes entitled are considered “excess parachute payments” under Section 280G of the Code, then Mr. Flores will be entitled to an additional payment from Plains in an amount equal to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

Stephen A. Thorington, John F. Wombwell and Thomas M. Gladney. Plains entered into an employment agreement with each of Mr. Thorington on August 20, 2002, Mr. Wombwell on September 4, 2003, and Mr. Gladney on February 18, 2004, each having an initial term of five years beginning the date of the respective agreement. On June 9, 2004, Plains entered into new employment agreements with Messrs. Thorington, Wombwell and Gladney (each, an “executive”). Each executive’s agreement has an initial term of five years that began on its effective date, although it may be terminated earlier under certain circumstances. The term of the agreement will be automatically renewed and extended for a period of 24 months commencing on the third anniversary of the effective date and on each successive day thereafter.

Pursuant to the employment agreements, each executive is entitled to a base salary of $400,000 and will be eligible for a target bonus of $400,000, subject to the attainment of individual and company performance goals. Also, pursuant to their employment agreements, each executive was granted a one-time long-term retention award of 250,000 restricted stock units which vest the earlier of (i) five years from the date of grant, or (ii) the date the closing price per share of the Common Stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the NYSE (or such exchange or market on which the Common Stock primarily trades), provided that the executive is still employed by the Company on the vesting date.

Under each executive’s employment agreement, the executive is eligible to participate in all employee incentive compensation plans and to receive all of the fringe benefits and perquisites Plains provides to other senior executives, and Plains reimburses him for monthly club fees and one club initiation fee. The executive is also entitled to personal use of Plains’ aircraft up to 30 flight hours per year in accordance with Plains’ policy for such use by senior executives. In addition, if benefits to which the executive becomes entitled are considered “excess parachute payments” under Section 280G of the Code, then the executive will be entitled to an additional payment from Plains in an amount equal to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties with respect to such excise tax (excluding any income tax or employment tax imposed upon the additional payment).

Pursuant to the provisions of the employment agreements, if the executive’s employment is terminated by Plains without cause, Plains will pay him a lump sum amount equal to one times the sum of his base salary and target annual bonus. Also, the executive will be entitled to health insurance benefits for up to one year after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executive’s equity-based awards will become immediately exercisable and payable in full.

In the event (a) James C. Flores ceases to be Chief Executive Officer of Plains, or (b) the executive is no longer reporting directly to Mr. Flores, and either (i) the executive resigns within six (6) months of (a) or (b) above, (ii) his employment is terminated for any reason other than cause or disability, or (iii) the executive resigns for good reason, then instead of the compensation described in the above paragraph, Plains will pay him a lump sum amount equal to two times the sum of his base salary and target annual bonus. Also, the executive will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan, and the executive will be made “whole” with respect to such amounts on a net after-tax basis. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full. Notwithstanding the foregoing, in the event that Mr. Flores ceases to be Chief Executive Officer due to his death or disability, the executive will be entitled to the compensation and benefits described in this paragraph only if he is terminated for any reason other than cause or disability or he resigns for good reason.

Except as set forth in the following paragraph, if within a one-year period following a Change of Control (as defined below), the executive resigns or is terminated for any reason, then instead of the compensation described in the above paragraphs, Plains will pay him a lump sum amount equal to three times the sum of his base salary and target annual bonus. Also, the executive will be entitled to health insurance benefits for up to two years after termination, subject to mitigation if he becomes entitled to health benefits under another plan. In addition, all of the executives’ equity-based awards will become immediately exercisable and payable in full.

If following a Change of Control, (A) the surviving entity requests the executive to remain employed; (B) Mr. Flores is either the President, Chief Executive Officer, or Chairman of the Board; (C) the executive is reporting directly to Mr. Flores, and (D) the surviving entity places all amounts which would otherwise become payable as described in the preceding paragraphs and the 250,000 long-term retention grant in escrow with a party and terms reasonably acceptable to the executive, then the executive may not resign and receive the compensation described in the preceding paragraph until six months after the date of the Change of Control. Notwithstanding the foregoing, if, following a Change of Control, Mr. Flores ceases to be either President, Chief Executive Officer or Chairman of the Board due to his death or disability prior to the expiration of the six (6) months from the date of the Change in Control, and the executive resigns for good reason, he will be entitled to the compensation and benefits described in the preceding paragraph.

For purposes of the employment agreements for each of Messrs. Flores, Thorington, Wombwell and Gladney, the definition of a “Change of Control” includes:

•	the acquisition by any individual, entity or group of beneficial ownership of 50% or more of the then outstanding voting stock of Plains or of the ability to elect 50% or more of Plains’ directors, except in several instances;

•	individuals who currently constitute the Board of Directors cease for any reason to constitute at least a majority of the Board, with several exceptions;

•	the consummation of a merger, consolidation or reorganization, unless, in each case, immediately following the event,

➢	the stockholders of Plains immediately before the event own, directly or indirectly, at least 50% of the combined voting power of the then outstanding voting securities of Plains in substantially the same proportion as their ownership of Plains’ voting stock immediately prior to the event, and

➢	at least a majority of the members of the board of directors of the entity resulting from the transaction were members of the incumbent board at the time of the execution of the agreement providing for the transaction, and

➢	no person (other than (i) Plains or any employee benefit plan (or related trust) sponsored or maintained by Plains or the surviving entity, or (ii) any person who, immediately prior to the event, beneficially owned 50% or more of the then outstanding voting stock of Plains) beneficially owns 50% or more of the combined voting power of the surviving entity’s then outstanding voting securities; or

•	a complete liquidation or dissolution of Company; or

•	or a sale or other disposition of all or substantially all of Plains’ assets.

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

The Organization and Compensation Committee is composed of three independent, non-employee directors. It has the responsibility of determining the compensation level of the Chief Executive Officer and compensation and awards under the Company’s stock incentive plans. It also establishes the compensation of the Company’s other executive officers. To carry out these responsibilities, the Committee evaluates (i) the Company’s performance relative to its annual objectives, (ii) the Company’s performance relative to changes in the industry (i.e., performance relative to the opportunities available), and (iii) each executive officer’s contribution to the Company’s achievements during the year. The basic objectives of the executive compensation program are to:

•	enable the Company to attract, motivate and retain high caliber executive officers in order to maximize returns to the Company’s stockholders;

•	emphasize “pay for performance” with a significant portion of the executive officers’ total compensation reflecting a risk aspect and return in the form of incentive compensation that is tied to the attainment of short and long term financial and strategic goals; and

•	align the long term interests of the executive officers with those of the Company’s stockholders through the use of restricted stock, restricted stock units and/or stock appreciation rights, or SARs, as an element of compensation.

The Committee uses independently prepared survey data and monitors general industry and peer group conditions, changes in regulations and tax laws, and other developments that may, from time to time, require modifications of the executive compensation program to ensure the program is properly structured to achieve its objectives. The Company’s executive compensation program currently includes three major components: base salary, annual incentive compensation and long-term incentives. The Company does not have any form of pension or deferred compensation arrangements other than a company-wide 401(k) plan.

Base Salaries

Base salaries for each of the Company’s executive officers are designed to maintain salaries that are competitive with the external market and internally equitable, taking into consideration the performance of the individual and his or her contributions to the Company’s performance. Although no specific weight is assigned to these factors, the Committee generally targets base salary between the 50th and 75th percentile of the competitive market. To determine salary levels paid within the industry, the Committee reviews various surveys, proxy information of its competitors and also, from time to time, consults with independent compensation consulting firms. The Committee reviews the compensation practices of peer companies in the oil and gas industry that it considers to be most comparable to the Company.

Annual Incentive Compensation

A significant portion of each executive’s total compensation is variable and is dependent on achieving both short and long term financial and strategic goals. In general, performance will be judged based on attainment of annual business plan objectives and on stock price and other performance criteria relative to peer companies. Annual objectives may include oil and gas production levels, oil and gas reserve additions, achievement of income and/or cash flow targets, successful completion of major projects and other items that are considered to be critical to the Company’s success. These objectives are not specifically weighted in determining whether to award annual incentive payments to executive officers because the relative importance of such objectives may change from year to year and the relative responsibilities of each executive officer in the achievement of each of the objectives may differ. Annual incentive compensation may consist of cash bonuses, restricted stock, restricted stock units and/or SARs. Annual cash bonuses will be based upon a “target” for each executive. After a year-end review of the Company’s performance, the Committee determines the amount of the annual incentive payment, if any, that will be awarded to an executive officer based on the Committee’s subjective evaluation of factors. An annual cash bonus may be more than, less than or equal to the target amount based upon the Committee’s evaluation.

Long-term Incentive Compensation

The Company uses long-term incentives to align executive and stockholder interests by rewarding executive performance that increases stockholder value. The Committee anticipates that SARs, restricted stock and/or restricted stock unit awards will generally be granted annually to executive officers. The Company believes that SARs, restricted stock and restricted stock unit awards provide the executive officers the opportunity to acquire and build a meaningful ownership interest in the Company and, therefore, closely align the executive officers’ interests with those of the stockholders. The Company anticipates that SARs, restricted stock and restricted stock unit awards will generally be granted with three year vesting terms and, in the case of SARs, have a five year term. During 2004, the Company granted restricted stock units that had both performance and time vesting features. These types of rewards also provide a compensation structure that the Company believes is transparent and easy for stockholders to understand. Additionally, these types of awards are less dilutive than pure option awards.

The size of the award to an executive officer will generally be benchmarked between the 75th and 90th percentile of the external market. The Committee believes that the size of awards should reflect the equity risk incurred by the executive officer since the Company does not have any supplemental retirement or pension plans, as well as serve to ensure the long-term retention of the executive. SAR awards will be granted at exercise prices not less than the market value of the Company’s common stock on the date of the grant and are not transferable (other than to the holder’s heirs or entities for the benefit of his heirs). Therefore, such rights will have no realizable value unless the Company’s stock appreciates in value.

In May 2004, the Committee made long-term retention grants to each of the Company’s executive officers. The Committee awarded Mr. Flores 500,000 restricted stock units and awarded each of the other executives 250,000 restricted stock units. These units vest upon the earlier of (i) five years from the date of grant, or (ii) the date that the closing price per share of the Company’s common stock equals or exceeds $37.92 on any ten out of twenty consecutive trading days on the New York Stock Exchange (or such other exchange or market on which the Common Stock primarily trades), provided that the executive is still employed by the Company on the vesting date. The Committee determined that such awards would motivate and retain the Company’s high caliber executive officers and would be an integral part of maximizing the Company’s long-term performance and growth.

Compensation of the Chief Executive Officer

Mr. Flores accepted an appointment as Chairman of the Board and Chief Executive Officer of the Company in September 2002, and in 2004 accepted the additional role of President of the Company. In 2004, Mr. Flores’ base salary was increased from $400,000 to $800,000. The Committee determined to increase Mr. Flores’ salary in 2004 as a result of his taking on the additional title and responsibilities of President of the Company, as well as the Company’s financial and operational performance and the fact that the Company had doubled in size over the prior year. Mr. Flores was granted a bonus of $800,000 for the fiscal year 2004 based upon both Company and personal performance. The Committee considered the attainment of the Company’s financial and operating goals, the successful acquisition and integration of Nuevo Energy Company, and the Company’s stock price performance in assessing Mr. Flores’ performance. The Committee approved an annual long-term incentive grant of 100,000 restricted stock units to Mr. Flores. Also, in May 2004 as a retention award the Committee granted Mr. Flores 500,000 restricted stock units with respect to the Company’s common stock, as described above. The Committee approved Mr. Flores’ long-term equity incentive package to directly align Mr. Flores’ interests with those of the Company’s stockholders and ensure retention of Mr. Flores as the Company’s chief executive.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code generally precludes the Company from taking federal income tax deductions for compensation paid to certain executive officers in excess of $1 million per year, unless such excess constitutes performance-based compensation under such section. The Company’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance stockholder value. Where it is consistent with this compensation philosophy, the Committee will also attempt to structure compensation programs that are tax-deductible by the Company.

ORGANIZATION AND COMPENSATION

COMMITTEE

JOHN H. LOLLAR, Chairman

JERRY L. DEES

TOM H. DELIMITROS

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has established an Audit Committee, which currently consists of four Board members, Messrs. Delimitros, Buckwalter, Dees, and Lollar. The Board of Directors has adopted a written charter for the Committee, which has been annually reviewed by the Board and outlines the Committee’s roles and responsibilities. A copy of the current Audit Committee charter is available on Plains’ website at www.plainsxp.com.

Management of Plains has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting and financial controls. Plains’ independent auditors are responsible for expressing an opinion on the conformity of Plains’ audited financial statements with auditing standards generally accepted in the United States and ensuring that the financial statements fairly present Plains’ results of operations and financial position in accordance with accounting principles generally accepted in the United States. The Audit Committee monitors and oversees these processes. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the effectiveness of Plains’ financial reporting and controls.

The Committee discussed with the independent auditors their judgments as to the quality and the effectiveness of Plains’ financial reporting and internal controls and such other matters as are required to be discussed with the Committee under audit standards generally accepted in the United States. The Audit Committee has received and reviewed the written disclosures and the letter from its independent auditors required by Standard No. 1 of the Independence Standards Board and has discussed with the independent auditors the auditors’ independence. The Committee has also considered whether the provision of services by the independent auditors for matters other than the annual audit and quarterly reviews is compatible with maintaining the auditors’ independence. In addition, the Committee has discussed with the independent auditors the matters required to be discussed pursuant to SAS 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the year-end audited financial statements be included in Plains’ Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission. The Committee also appointed PricewaterhouseCoopers LLP to audit Plains’ financial statements for 2005.

Audit Committee

Tom H. Delimitros, Chairman

Alan R. Buckwalter, III

Jerry L. Dees

John H. Lollar

AUDIT COMMITTEE FINANCIAL EXPERT

Each member of the Audit Committee is “independent” from Plains’ management, as that term is defined in the NYSE governance rules and the applicable rules of the SEC, as determined by the Board of Directors, in its business judgment. In addition, Plains’ board of directors has determined that Mr. Delimitros is an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K. In addition to the information on Mr. Delimitros set forth in his biography in this proxy statement, Mr. Delimitros (1) obtained a MBA from Harvard University, (2) as President and CEO of Magna Corporation, directly supervised the chief financial officer of Magna Corporation, (3) is currently the chief financial officer of AMT Venture Funds, (4) serves on the boards of directors and the audit committees thereof of various privately-held companies in which AMT Venture Funds has invested, and (5) as director of corporate planning for General Signal Corporation, analyzed financial reports, supervised the preparation of earnings and cash flows projections, and supervised the development of certain internal control systems.

PRE-APPROVAL PROCEDURES

Plains’ audit committee is responsible for the engagement of the independent auditors and for approving, in advance, all auditing services and permitted non-audit services to be provided by the independent auditors. The audit committee maintains a policy for the engagement of independent auditors that is intended to maintain the independence from Plains of the independent auditors. In adopting this policy, Plains’ audit committee considered the various services that independent auditors have historically performed or may be needed to perform in the future for Plains. Under this policy, which is subject to review and re-adoption at least annually by the audit committee:

•	The audit committee approves the performance by the independent auditors of audit-related services, subject to restrictions in certain cases, based on the audit committee’s determination that this would not be likely to impair the independence of the independent auditors from Plains;

•	Plains’ management must obtain the specific prior approval of Plains’ audit committee for each engagement of the independent auditors to perform types of permitted services other than audit-related; and

•	The performance by the independent auditors of certain types of services (bookkeeping or other services related to the accounting records or financial statements of the Company; financial information systems design and implementation; appraisal or valuation services, fairness opinions or contribution-in-kind reports; actuarial services; internal audit outsourcing services; management functions or human resources; broker or dealer, or investment adviser or investment banking services; legal services and expert services unrelated to the audit; and any other service that the applicable federal oversight regulatory authority determines, by regulation, is impermissible) is prohibited due to the likelihood that their independence would be impaired.

Any approval required under this policy must be given by Plains’ audit committee, by the chairman of the audit committee in office at the time, or by any other audit committee member to whom the audit committee has delegated that authority. Plain’s audit committee will not delegate its responsibilities to approve services performed by the independent auditors to any member of management.

The standard applied by Plain’s audit committee in determining whether to grant approval of an engagement of the independent auditors is whether the services to be performed, the compensation to be paid therefor and other related factors are consistent with the independent auditor’s independence under guidelines of the Securities and Exchange Commission and applicable professional standards. Relevant considerations include, but are not limited to, whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of Plains’ financial statements; whether the independent auditors would be functioning in the role of management or in an advocacy role; whether performance of the service by the independent auditors would enhance Plains’ ability to manage or control risk or improve audit quality; whether performance of the service by the independent auditors would increase efficiency because of their familiarity with Plains’ business, personnel, culture, systems, risk profile and other factors; and whether the amount of fees involved, or the proportion of the total fees payable to the independent auditors in the period that is for tax and other non-audit services, would tend to reduce the ability of the independent auditors to exercise independent judgment in performing the audit.

TRANSACTIONS WITH RELATED PERSONS

Mr. Flores is a director of Plains Resources Inc. (now known as Vulcan Energy Corporation) and owns approximately 20% of the general partner of Plains All American Pipeline, L.P., or PAA. Vulcan Energy owns approximately 18% of PAA and 44% of the general partner of PAA. Plains is party to the following agreements with PAA:

•	a marketing agreement that provides that PAA will purchase for resale at market prices certain of our oil production for which PAA charges a marketing fee of either $0.20 or $0.15 per barrel based upon the contract the barrels are resold under. For the purchase of oil under the agreement (net of related marketing fees), including the royalty share of production, in 2004, 2003 and 2002, PAA paid $327.2 million, $282.6 million and $228.0 million, respectively; and

•	a letter agreement that provides that, if Plains’ marketing agreement with PAA terminates before the termination of PAA’s oil sales agreement with Tosco Refining Co. pursuant to which PAA sells to Tosco all of the oil from Plains’ Arroyo Grande property it purchases from Plains, PAA will continue to purchase Plains’ equity production from Plains’ Arroyo Grande property under the same terms as Plains’ marketing agreement with PAA until the Tosco agreement terminates.

In addition, to effect Plains’ separation from Plains Resources in 2002, Plains entered into the following agreements with Plains Resources. Except for the Tax Allocation Agreement, each of the following agreements was terminated in 2004.

•	Master Separation Agreement. The master separation agreement provided for the separation of substantially all of the upstream assets and liabilities of Plains Resources, other than its Florida operations. The master separation agreement provided for, among other things, the separation; cross-indemnification provisions; allocation of fees related to these transactions between Plains and Plains Resources; other provisions governing Plains’ relationship with Plains Resources, including mandatory dispute arbitration, sharing information, confidentiality and other covenants; a noncompetition provision; and Plains entering into the ancillary agreements discussed below with Plains Resources.

•	Tax Allocation Agreement. The tax allocation agreement provides that, until the spin-off, Plains continued to be included in Plains Resources’ consolidated federal income tax group, and Plains’ federal income tax liability was included in the consolidated federal income tax liability of Plains Resources. The agreement also sets forth the manner in which the amount of taxes that Plains pays or receives with respect to consolidated or combined returns of Plains Resources in which Plains is included is to be determined. In addition, to the extent Plains Resources’ net operating losses are used in the consolidated return to offset Plains taxable income from operations during the period January 1, 2002 through the spin-off, Plains will reimburse Plains Resources for the reduction in Plains’ federal income tax liability resulting from the utilization of such net operating losses, up to $3.0 million. Plains will indemnify Plains Resources if the spin-off is not tax-free to Plains Resources as a result of various actions or failures to take action by Plains. In addition, during the three years after the spin-off, Plains will not engage in transactions that could adversely affect the tax treatment of the spin-off unless Plains obtains a supplemental tax ruling from the IRS or a tax opinion that the transaction would not adversely affect the tax treatment of the spin-off or provide adequate economic security to Plains Resources to ensure Plains would be able to comply with its obligation under this agreement.

•	Plains Exploration & Production Transition Services Agreement. The Plains Exploration & Production transition services agreement provided that Plains Resources would provide Plains the following services, on an interim basis: management services, including managing Plains’ operations, evaluating investment opportunities for us, overseeing Plains’ upstream activities, and staffing; tax services; accounting services; payroll services; insurance services; employee benefits services; limited services for legal matters; and financial services. Through December 31, 2004 Plains Resources charged Plains approximately $100,000 to reimburse it for its costs of providing such services.

•	Plains Resources Transition Services Agreement. Under the Plains Resources transition services agreement, Plains will provide Plains Resources the following services on an interim basis: tax services; accounting services; payroll services; employee benefits services; limited services for legal matters; and financial services. Through December 31, 2004 Plains charged Plains Resources approximately $400,000 to reimburse it for its costs of providing such services. In addition, Plains and Plains Resources may identify additional services that Plains will provide to Plains Resources.

Plains from time to time charters private aircraft from Gulf Coast Aviation Inc., which is not affiliated with Plains or its employees. Prior to June 2004, some of the airplanes that Gulf Coast chartered for Plains were owned by Mr. Flores. In 2003, Plains paid approximately $800,000 to Gulf Coast in connection with airplane chartering services Gulf Coast provided to Plains using Mr. Flores’ airplanes, and approximately $500,000 for those services from January 2004 through June 2004. The charters were arranged through arms-length dealings and the rates were market-based. In June 2004, based on third party valuations, Plains purchased two aircraft from Cypress Aviation LLC, of which Mr. Flores is a member, for $4.5 million.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Plains’ directors and executive officers, and persons who own more than ten percent of a registered class of Plains’ equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of Plains common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by the SEC’s regulations to furnish Plains and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

To Plains’ knowledge, based solely on a review of the copies of such reports furnished to Plains and written representations that no other reports were required, Plains believes that all reporting obligations of Plains’ officers, directors and greater than ten percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2004.

RATIFICATION OF INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP served as independent auditors for Plains and its subsidiaries for the year ended December 31, 2004 and has acted as such since Plains’ formation and for Plains’ former parent, Plains Resources Inc., since 1977. The audit committee of Plains’ board has appointed PricewaterhouseCoopers LLP, certified public accountants, as auditors to examine the financial statements of Plains for the fiscal year ending December 31, 2005, and to perform other appropriate accounting services and is requesting ratification of such appointment by the stockholders. If the stockholders do not ratify the appointment of PricewaterhouseCoopers LLP, the adverse vote will be considered as a direction to the audit committee to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of the current fiscal year, it is contemplated that the appointment for the fiscal year ending December 31, 2005, will be permitted to stand unless the audit committee finds other reasons for making a change. It is understood that even if the selection of PricewaterhouseCoopers is ratified, the audit committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the audit committee feels that such a change would be in the best interests of Plains and its stockholders.

The ratification of PricewaterhouseCoopers requires the affirmative vote of holders of a majority of the shares of Plains common stock present, in person or proxy, and voting at the annual meeting.

Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees. The total fees billed for professional services rendered by PricewaterhouseCoopers LLP in connection with the integrated audit of Plains’ annual financial statements for the year ended December 31, 2004 and of its internal control over financial reporting as of December 31, 2004, which report was included in Plains’ annual report on Form 10-K, the review of Plains’ quarterly financial statements during 2004 and assurance and related services during 2004, including accounting advice related to securities and debt offerings, totaled $2,351,000. The total fees billed for professional services rendered by PricewaterhouseCoopers LLP in connection with the audit of Plains’ annual financial statements for the year ended December 31, 2003 included in Plains’ annual report on Form 10-K, the review of Plains’ quarterly financial statements during 2003 and assurance and related services in 2003, including accounting advice related to securities and debt offerings, totaled $974,000.

Audit-Related Fees. PricewaterhouseCoopers LLP rendered assurance and related services related to the audits of Plains’ employee benefit plans and certain partnerships involved in the Plains’ oil and gas operations, the fees for which totaled $50,000 in 2004 and $76,000 in 2003. In addition, total fees billed for professional services rendered by PricewaterhouseCoopers LLC for due diligence in connection with the 3TEC merger totaled $74,000 in 2003. One hundred percent of the total audit-related fees in 2004 and 2003 were approved by the audit committee.

Tax Fees. PricewaterhouseCoopers LLP did not render any services related to tax compliance, tax advice or tax planning during 2003 or 2004.

All Other Fees. PricewaterhouseCoopers LLP did not render any other services during 2003 or 2004.

The Plains audit committee recommends that Plains stockholders vote to approve the proposal to ratify the selection of PricewaterhouseCoopers LLP as Plains’ independent auditors for the fiscal year ending December 31, 2005.

STOCKHOLDER PROPOSALS

Plains’ corporate secretary must receive stockholders’ proposals intended to be presented at our 2006 annual meeting at our principal executive office on or before December 5, 2005 to be considered for inclusion in its proxy statement and form of proxy for the meeting. Pursuant to Rule 14a-4(c)(1) under the Exchange Act, if Plains’ secretary receives any stockholder proposal at Plains’ principal executive office before February 20, 2006 but after December 5, 2005, that is intended to be presented at Plains’ 2006 annual meeting without inclusion in its proxy statement for the meeting, the proxies designated by Plains’ board will have discretionary authority to vote on such proposal.

C/O AST 59 MAIDEN LANE PLAZA LEVEL NEW YORK, NY 10038

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Plains Exploration & Production Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Plains Exploration & Production Company, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	PEXPC1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLAINS EXPLORATION & PRODUCTION COMPANY

The Company’s Board of Directors recommends a vote “FOR” proposals 1 and 2.

				For All	Withhold All	For All Except	To withhold authority to vote for the nominee(s), mark “For All Except” and write the nominee’s number on the line below.
1. Election of Directors to serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.
Nominees: 01) James C. Flores, 02) Isaac Arnold, Jr., 03) Alan R. Buckwalter, III, 04) Jerry L. Dees, 05) Tom H. Delimitros, 06) Robert L. Gerry III, and 07) John H. Lollar				O	O	O

	For	Against	Abstain

2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for the fiscal year ending December 31, 2005.	O	O	O

I hereby revoke any proxy or proxies previously given to represent or vote the shares of common stock of the Company that I am entitled to vote, and I ratify and confirm all actions that the proxies, their substitutes, or any of them, may lawfully take in accordance with the terms of this proxy card.

Please sign this proxy as your name(s) appears above. Joint owners should both sign. If signed as attorney, executor, guardian or in some other representative capacity, or as officer of a corporation, please indicate your capacity or title.

Please complete, date and sign this proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

For comments please check this box and write them on the other side of this card.                O

Please indicate if you plan to attend this meeting.            O            O

                                                                                            Yes           No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PLAINS EXPLORATION & PRODUCTION COMPANY

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS – MAY 5, 2005

THIS PROXY IS SOLICITED ON BEHALF OF THE

PLAINS EXPLORATION & PRODUCTION COMPANY BOARD OF DIRECTORS

The undersigned appoints James C. Flores and John F. Wombwell, and each of them, as proxies with power of substitution in each, to represent the undersigned and to vote all the shares of common stock of Plains Exploration & Production Company (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting to be held in Houston, Texas on Thursday, May 5, 2005 in the manner shown on this form as to the following matters and in their discretion on any other business or matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof, including an adjournment for the purpose of soliciting additional proxies.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF A MOTION TO ADJOURN OR POSTPONE THE MEETING FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES FOR OR AGAINST A GIVEN PROPOSAL.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE, OR IF NO SUCH DIRECTION IS INDICATED ON THE REVERSE SIDE, IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OR AUDIT COMMITTEE ON EACH PROPOSAL.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

(CONTINUED AND TO BE SIGNED ON OTHER SIDE)